ABERCROMBIE & FITCH CO. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Delivers fourth quarter net sales growth of 3%, led by 14% growth in Abercrombie brands

New Albany, Ohio, March 1, 2023: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the fourth quarter and fiscal year ended January 28, 2023. These compare to results for the fourth quarter and fiscal year ended January 29, 2022. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.
Fran Horowitz, Chief Executive Officer, said, “We had a solid finish to the quarter delivering year-over-year, fourth quarter net sales growth of 3% on a reported basis and 5% on a constant currency basis. Results were driven by continued, strong momentum in the Abercrombie & Fitch brand and sequential improvement in Hollister as we continue to stabilize the brand’s performance.
In a year with significant inflation and global macroeconomic disruption, our teams leveraged our agile operating model to redirect expense and inventory investments. These efforts helped drive sequential sales improvement in the last two quarters, while progressing on key growth initiatives across digital, technology and stores. For the year, we achieved net sales of $3.7 billion, approximately flat to last year on a reported basis and up 2% on a constant currency basis. We ended the year with 44% digital penetration, growth in AUR, net store count growth, inventory down 4% to 2021, and reported and adjusted operating margins consistent with 2019 pre-pandemic levels despite approximately $300 million of product cost inflation since that time.
As we look to 2023, we remain cautiously optimistic on consumer demand. Our Abercrombie & Fitch brand continues to be a leader in the industry, and multiple actions we have taken in the Hollister brand are resulting in sequential net sales trend improvement. We are pleased with our inventory levels and each of our brands is in a position to chase. While we expect to see net product cost benefits in 2023, we will continue to tightly manage our expenses, inventory and cash flow to properly balance investing for the long-term while improving profitability as we execute to deliver our 2025 Always Forward Plan.”

Details related to net income per diluted share for the fourth quarter and full year are as follows:

	Fourth Quarter		Full Year
	2022	2021	2022	2021
GAAP	$0.75	$1.12	$0.05	$4.20
Excluded items, net of tax effect (1)	(0.07)	(0.03)	(0.20)	(0.15)
Adjusted non-GAAP	$0.81	$1.14	$0.25	$4.35
Impact from changes in foreign currency exchange rates (2)	—	(0.23)	—	(0.36)
Adjusted non-GAAP constant currency	$0.81	$0.91	$0.25	$3.99
(1)Excluded items consist of pre-tax store and other asset impairment charges and the tax effect of pre-tax excluded items.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the fourth quarter ended January 28, 2023:
•Net sales of $1.2 billion up 3% as compared to last year on a reported basis and 5% on a constant currency basis.
•Gross profit rate of 55.7%, down 260 basis points as compared to last year. The year-over-year decrease was primarily driven by 160 basis points of higher product costs with higher cotton costs and inventory reserves more than offsetting lower freight costs and 100 basis points from the adverse impact of exchange rates.
•Operating expense, excluding other operating income, net, was down slightly as compared to last year, with decreases in marketing and incentive-based compensation, offset by higher inflation and digital and technology investments. Operating expense as a percentage of sales decreased to 48.3% from 50.2% last year.
•Operating income of $87 million and $92 million on a reported and adjusted non-GAAP basis, respectively, as compared to $98 million and $100 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $0.75 and $0.81 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $1.12 and $1.14 on a reported and adjusted non-GAAP basis, respectively.
A summary of results for the full year ended January 28, 2023:
•Net sales of $3.7 billion which was approximately flat as compared to last year on a reported basis and up 2% on a constant currency basis.
•Gross profit rate of 56.9%, down approximately 540 basis points as compared to last year. The year-over-year decrease was primarily driven by 520 basis points of higher freight and raw material costs and 40 basis points from the adverse impact of exchange rates partially offset by higher average unit retail.
•Operating expense, excluding other operating income, net, was up 2% as compared to last year with increases in inflation, digital investments and higher digital fulfillment expenses, partially offset by decreases in marketing and incentive-based compensation. Operating expense as a percentage of sales increased to 54.5% from 53.3% last year.
•Operating income of $93 million and $107 million on a reported and adjusted non-GAAP basis, respectively. This compares to operating income last year of $343 million and $355 million on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $0.05 and $0.25 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $4.20 and $4.35 on a reported and adjusted non-GAAP basis, respectively.

Net Sales

Net sales by brand and region for the fourth quarter and full year are as follows:

	Fourth Quarter
(in thousands)	2022	2021	1 YR % Change
Net sales by brand:
Hollister (1)	$639,376	$668,777	(4)%
Abercrombie (2)	560,438	492,576	14%
Total company	$1,199,814	$1,161,353	3%
Net sales by region: (3)	2022	2021	1 YR % Change
United States	$920,533	$841,687	9%
EMEA	195,253	226,074	(14)%
APAC	36,400	46,212	(21)%
Other (4)	47,628	47,380	1%
International	279,281	319,666	(13)%
Total company	$1,199,814	$1,161,353	3%

	Full Year
(in thousands)	2022	2021	1 YR % Change
Net sales by brand:
Hollister (1)	$1,962,885	$2,147,979	(9)%
Abercrombie (2)	1,734,866	1,564,789	11%
Total company	$3,697,751	$3,712,768	0%
Net sales by region: (3)	2022	2021	1 YR % Change
United States	$2,758,294	$2,652,158	4%
EMEA	665,828	755,072	(12)%
APAC	122,367	171,701	(29)%
Other (4)	151,262	133,837	13%
International	939,457	1,060,610	(11)%
Total company	$3,697,751	$3,712,768	0%
(1)    Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(2)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(3)    Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(4)    Other includes all sales that do not fall within the United States, EMEA, or APAC regions, which are derived primarily in Canada.

Financial Position and Liquidity
As of January 28, 2023 the company had:
•Cash and equivalents of $518 million as compared to $823 million last year driven primarily by capital investments and share repurchases.
•Inventories of $506 million, a decrease of approximately 4% over last year as we fully lapped the late receipts experienced in 2021 due to supply chain delays and significant production delays in Vietnam.
•Long-term gross borrowings under the company's senior secured notes of $300 million (the "Senior Secured Notes") which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the "ABL Facility") of $348 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $0.9 billion. This compares to liquidity of $1.1 billion as of January 29, 2022.

Cash Flow and Capital Allocation
Details related to the company's cash flows for the full year ended January 28, 2023 are as follows:
•Net cash used for operating activities of $2 million.
•Net cash used for investing activities of $141 million, reflecting $165 million in capital expenditures of which approximately half was invested in digital and technology and half primarily in stores. This was partially offset by $12 million in proceeds from the withdrawal of rabbi trust assets and $12 million from from proceeds from the sale of property and equipment.
•Net cash used for financing activities of $155 million, reflecting $126 million of share repurchases and $8 million purchase of its senior notes.

There were no share repurchases during the fourth quarter. For the full year ended January 28, 2023, the company repurchased approximately 4.8 million shares for approximately $126 million. The company has $232 million remaining on the share repurchase authorization established in November 2021.

For the full year ended January 28, 2023 the company purchased $8 million at a slight discount to par of its senior secured notes on the open market.

Depreciation and amortization was $132 million for fiscal 2022 as compared to $144 million in fiscal 2021.

Fiscal 2023 Full Year Outlook
For fiscal 2023, the company expects:
•Net sales growth in the range of 1 to 3% from $3.7 billion in 2022 with the expectation that Abercrombie will continue to outperform Hollister and the U.S. will continue to outperform International. We expect growth to be weighted to the second half of the year, driven primarily by the inclusion of a 53rd week for reporting purposes, along with net store expansion. The 53rd week is estimated to to add approximately $45 million to total net sales in 2023.
•Operating margin to be in a range of 4 to 5%, which includes a benefit of around 200 basis points from full year 2022 levels on expected net improvement in freight and raw material costs, partially offset by modest operating margin deleverage from the combination of inflation and increased operating expense investment for the 2025 Always Forward Plan initiatives, including an upgrade of our retail merchandising ERP system.
•Effective tax rate to be in the mid-40s with continued inability to realize benefits on certain, expected tax losses incurred outside of the U.S.

•Capital expenditures of approximately $160 million.

Fiscal 2023 First Quarter Outlook
For the first quarter of fiscal 2023, the company expects:
•Net sales to be around flat to fiscal first quarter 2022 level of $813 million.
•Operating margin to be in the range of breakeven to 2% compared to (1)% in Q1 2022 period on expected net improvement in freight and raw material costs, partially offset by modest operating margin deleverage from the combination of inflation and increased operating expense investment for the 2025 Always Forward Plan initiatives, including an upgrade of our retail merchandising ERP system.
•Effective tax rate expected to be volatile in Q1 on expected low levels of income. We expect to incur tax expense regardless of level of taxable income or loss.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call and provide additional details around its quarterly and full year results. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode.
https://register.vevent.com/register/BI6b447d172a9a4b7082fa7218276c42f5
A presentation of fourth quarter and full year results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our first quarter and annual fiscal 2023 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to recent inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks and uncertainty related to the COVID‐19 pandemic and any other adverse public health developments; risks related to geopolitical conflict, including the on-going hostilities in Ukraine, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on our strategic initiatives, including our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our international operations, may result in volatility in our results of operations; risks associated with corporate responsibility issues; risks related to cybersecurity threats and privacy or data security breaches; and the potential loss or disruption to our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the Company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net income (loss) and net income (loss) per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, unless otherwise defined "Hollister" refers to the company's Hollister, Gilly Hicks, and Social Tourist brands and "Abercrombie" refers to the company's Abercrombie & Fitch and abercrombie kids brands.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 770 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Mohit Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 28, 2023	% of Net Sales	January 29, 2022	% of Net Sales
Net sales	$1,199,814	100.0%	$1,161,353	100.0%
Cost of sales, exclusive of depreciation and amortization	531,529	44.3%	484,221	41.7%
Gross profit	668,285	55.7%	677,132	58.3%
Stores and distribution expense	437,264	36.4%	435,153	37.5%
Marketing, general and administrative expense	138,084	11.5%	145,686	12.5%
Asset impairment	4,695	0.4%	1,901	0.2%
Other operating expense (income), net	1,220	0.1%	(3,741)	(0.3)%
Operating income	87,022	7.3%	98,133	8.4%
Interest expense, net	4,113	0.3%	6,959	0.6%
Income before income taxes	82,909	6.9%	91,174	7.9%
Income tax expense	42,218	3.5%	23,348	2.0%
Net income	40,691	3.4%	67,826	5.8%
Less: Net income attributable to noncontrolling interests	2,358	0.2%	2,317	0.2%
Net income attributable to A&F	$38,333	3.2%	$65,509	5.6%

Net income per share attributable to A&F
Basic	$0.78		$1.18
Diluted	$0.75		$1.12

Weighted-average shares outstanding:
Basic	49,216		55,740
Diluted	51,217		58,700

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2023	% of Net Sales	January 29, 2022	% of Net Sales
Net sales	$3,697,751	100.0%	$3,712,768	100.0%
Cost of sales, exclusive of depreciation and amortization	1,593,213	43.1%	1,400,773	37.7%
Gross profit	2,104,538	56.9%	2,311,995	62.3%
Stores and distribution expense	1,482,931	40.1%	1,428,323	38.5%
Marketing, general and administrative expense	517,602	14.0%	536,815	14.5%
Asset impairment	14,031	0.4%	12,100	0.3%
Other operating income, net	(2,674)	(0.1)%	(8,327)	(0.2)%
Operating income	92,648	2.5%	343,084	9.2%
Interest expense, net	25,632	0.7%	34,110	0.9%
Income before income taxes	67,016	1.8%	308,974	8.3%
Income tax expense	56,631	1.5%	38,908	1.0%
Net income	10,385	0.3%	270,066	7.3%
Less: Net income attributable to noncontrolling interests	7,569	0.2%	7,056	0.2%
Net income attributable to A&F	$2,816	0.1%	$263,010	7.1%

Net income per share attributable to A&F
Basic	$0.06		$4.41
Diluted	$0.05		$4.20

Weighted-average shares outstanding:
Basic	50,307		59,597
Diluted	52,327		62,636

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. In light of store closures related to COVID-19, the Company has not disclosed comparable sales for Fiscal 2022.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended January 28, 2023
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$4,695	$4,695	$—
Operating income	87,022	(4,695)	91,717
Income before income taxes	82,909	(4,695)	87,604
Income tax expense (3)	42,218	(1,297)	43,515
Net income attributable to A&F	$38,333	$(3,398)	$41,731

Net income per diluted share attributable to A&F	$0.75	$(0.07)	$0.81
Diluted weighted-average shares outstanding:	51,217		51,217
(1)“GAAP” refers to accounting principles generally accepted in the United States of America.
(2)Excluded items consist of pre-tax store and other asset impairment charges of $4.7 million.
(3)The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended January 29, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$1,901	$1,901	$—
Operating income	98,133	(1,901)	100,034
Income before income taxes (2)	91,174	(1,901)	93,075
Income tax expense (3)	23,348	(373)	23,721
Net income attributable to A&F	$65,509	$(1,528)	$67,037

Net income per diluted share attributable to A&F	$1.12	$(0.03)	$1.14
Diluted weighted-average shares outstanding:	58,700		58,700
(1)“GAAP” refers to accounting principles generally accepted in the United States of America.
(2)Excluded items consist of pre-tax store asset impairment charges of $1.9 million.
(3)The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 28, 2023
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$14,031	$14,031	$—
Operating income	92,648	(14,031)	106,679
Income before income taxes	67,016	(14,031)	81,047
Income tax expense (3)	56,631	(3,802)	60,433
Net income attributable to A&F	$2,816	$(10,229)	$13,045

Net income per diluted share attributable to A&F	$0.05	$(0.20)	$0.25
Diluted weighted-average shares outstanding:	52,327		52,327
(1)“GAAP” refers to accounting principles generally accepted in the United States of America.
(2)Excluded items consist of pre-tax store and other asset impairment charges of $14.0 million.
(3)The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 29, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$12,100	$12,100	$—
Operating income	343,084	(12,100)	355,184
Income before income taxes	308,974	(12,100)	321,074
Income tax expense (3)	38,908	(2,421)	41,329
Net income attributable to A&F	$263,010	$(9,679)	$272,689

Net income per diluted share attributable to A&F	$4.20	$(0.15)	$4.35
Diluted weighted-average shares outstanding:	62,636		62,636

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $12.1 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended January 28, 2023 and January 29, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

Net sales	2022	2021	% Change
GAAP (1)	$1,199,814	$1,161,353	3%
Impact from changes in foreign currency exchange rates (2)	—	(23,290)	2%
Net sales on a constant currency basis	$1,199,814	$1,138,063	5%
Gross profit	2022	2021	BPS Change (3)
GAAP (1)	$668,285	$677,132	(260)
Impact from changes in foreign currency exchange rates (2)	—	(25,027)	100
Gross profit on a constant currency basis	$668,285	$652,105	(160)
Operating income	2022	2021	BPS Change (3)
GAAP (1)	$87,022	$98,133	(110)
Excluded items (4)	(4,695)	(1,901)	10
Adjusted non-GAAP	$91,717	$100,034	(100)
Impact from changes in foreign currency exchange rates (2)	—	(18,145)	140
Adjusted non-GAAP constant currency basis	$91,717	$81,889	40
Net income per share attributable to A&F	2022	2021	$ Change
GAAP (1)	$0.75	$1.12	$(0.37)
Excluded items, net of tax (4)	(0.07)	(0.03)	0.04
Adjusted non-GAAP	$0.81	$1.14	$(0.33)
Impact from changes in foreign currency exchange rates (2)	—	(0.23)	0.23
Adjusted non-GAAP on a constant currency basis	$0.81	$0.91	$(0.10)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of pre-tax asset store impairment charges of $4.7 million and $1.9 million for the current year and prior year, respectively.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Fifty-Two Weeks Ended January 28, 2023 and January 29, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

Net sales	2022	2021	% Change
GAAP (1)	$3,697,751	$3,712,768	0%
Impact from changes in foreign currency exchange rates (2)	—	(81,803)	2%
Net sales on a constant currency basis	$3,697,751	$3,630,965	2%
Gross profit	2022	2021	BPS Change (3)
GAAP (1)	$2,104,538	$2,311,995	(540)
Impact from changes in foreign currency exchange rates (2)	—	(66,846)	50
Gross profit on a constant currency basis	$2,104,538	$2,245,149	(490)
Operating income	2022	2021	BPS Change (3)
GAAP (1)	$92,648	$343,084	(670)
Excluded items (4)	(14,031)	(12,100)	0
Adjusted non-GAAP	$106,679	$355,184	(670)
Impact from changes in foreign currency exchange rates (2)	—	(30,130)	60
Adjusted non-GAAP on a constant currency basis	$106,679	$325,054	(610)
Net income per share attributable to A&F	2022	2021	$ Change
GAAP (1)	$0.05	$4.20	$(4.15)
Excluded items, net of tax (4)	(0.20)	(0.15)	(0.05)
Adjusted non-GAAP	$0.25	$4.35	$(4.10)
Impact from changes in foreign currency exchange rates (2)	—	(0.36)	0.36
Adjusted non-GAAP on a constant currency basis	$0.25	$3.99	$(3.74)
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of pre-tax asset store impairment charges of $14.0 million and $12.1 million for the current year and prior year, respectively.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Brand and Geography
Thirteen Weeks Ended January 28, 2023 and January 29, 2022
(in thousands, except percentage changes)
(Unaudited)

	2022	2021			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Hollister (2)	$639,376	$668,777	$(15,575)	$653,202	(4)%	(2)%
Abercrombie (3)	560,438	492,576	(7,715)	484,861	14%	16%
Total company	$1,199,814	$1,161,353	$(23,290)	$1,138,063	3%	5%

	2022	2021			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by region: (4)
United States	$920,533	$841,687	$—	$841,687	9%	9%
EMEA	195,253	226,074	(15,839)	210,235	(14)%	(7)%
APAC	36,400	46,212	(4,600)	41,612	(21)%	(13)%
Other (5)	47,628	47,380	(2,851)	44,529	1%	7%
International	$279,281	$319,666	$(23,290)	$296,376	(13)%	(6)%
Total company	$1,199,814	$1,161,353	$(23,290)	$1,138,063	3%	5%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(2)Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(3)Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(4)Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(5)Other includes all sales that do not fall within the United States, EMEA, or APAC regions, which are derived primarily in Canada.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Brand and Geography
Fifty-Two Weeks Ended January 28, 2023 and January 29, 2022
(in thousands, except percentage changes)
(Unaudited)

	2022	2021			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Hollister (2)	$1,962,885	$2,147,979	$(56,855)	$2,091,124	(9)%	(6)%
Abercrombie (3)	1,734,866	1,564,789	(24,948)	1,539,841	11%	13%
Total company	$3,697,751	$3,712,768	$(81,803)	$3,630,965	—%	2%

	2022	2021			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by region: (4)
United States	$2,758,294	$2,652,158	$—	$2,652,158	4%	4%
EMEA	665,828	755,072	(61,083)	693,989	(12)%	(4)%
APAC	122,367	171,701	(14,119)	157,582	(29)%	(22)%
Other (5)	151,262	133,837	(6,601)	127,236	13%	19%
International	$939,457	$1,060,610	$(81,803)	$978,807	(11)%	(4)%
Total company	$3,697,751	$3,712,768	$(81,803)	$3,630,965	—%	2%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(2)Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(3)Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(4)Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(5)Other includes all sales that do not fall within the United States, EMEA, or APAC regions, which are derived primarily in Canada.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and equivalents	$517,602	$823,139
Receivables	104,506	69,102
Inventories	505,621	525,864
Other current assets	100,289	89,654
Total current assets	1,228,018	1,507,759
Property and equipment, net	551,585	508,336
Operating lease right-of-use assets	723,550	698,231
Other assets	209,947	225,165
Total assets	$2,713,100	$2,939,491
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$258,895	$374,829
Accrued expenses	413,303	395,815
Short-term portion of operating lease liabilities	213,979	222,823
Income taxes payable	16,023	21,773
Total current liabilities	902,200	1,015,240
Long-term liabilities:
Long-term portion of operating lease liabilities	$713,361	$697,264
Long-term borrowings, net	296,852	303,574
Other liabilities	94,118	86,089
Total long-term liabilities	1,104,331	1,086,927
Total Abercrombie & Fitch Co. stockholders’ equity	694,841	826,090
Noncontrolling interests	11,728	11,234
Total stockholders’ equity	706,569	837,324
Total liabilities and stockholders’ equity	$2,713,100	$2,939,491

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022
Operating activities
Net cash (used for) provided by operating activities	$(2,343)	$277,782

Investing activities
Purchases of property and equipment	$(164,566)	$(96,979)
Proceeds from the sale of property and equipment	11,891	—
Withdrawal of Rabbi Trust assets	12,000	—
Net cash used for investing activities	$(140,675)	$(96,979)

Financing activities
Purchase of senior secured notes	(7,862)	(46,969)
Payment of debt issuance costs and fees	(181)	(2,016)
Purchases of common stock	(125,775)	(377,290)
Other financing activities	(21,511)	(20,623)
Net cash used for financing activities	$(155,329)	$(446,898)

Effect of foreign currency exchange rates on cash	$(8,452)	$(23,694)
Net decrease in cash and equivalents, and restricted cash and equivalents	$(306,799)	$(289,789)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$834,368	$1,124,157
Cash and equivalents, and restricted cash and equivalents, end of period	$527,569	$834,368

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended January 28, 2023
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
October 29, 2022	367	156	174	54	541	210	751
New	17	—	8	3	25	3	28
Permanently closed	(4)	(7)	(2)	(4)	(6)	(11)	(17)
January 28, 2023	380	149	180	53	560	202	762

	Fifty-Two Weeks Ended January 28, 2023
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
January 29, 2022	351	154	173	51	524	205	729
New	33	5	13	8	46	13	59
Permanently closed	(4)	(10)	(6)	(6)	(10)	(16)	(26)
January 28, 2023	380	149	180	53	560	202	762

(1)Hollister includes the company’s Hollister and Gilly Hicks brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 12 international franchise stores as of January 28, 2023, 10 international franchise stores as of October 29, 2022, and 9 international franchise stores as of January 29, 2022. Excludes 16 Company-operated temporary stores as of January 28, 2023 and 14 Company-operated temporary stores as of October 29, 2022 and January 29, 2022.
(2)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 23 international franchise stores as of January 28, 2023, 19 international franchise stores as of October 29, 2022, and 14 international franchise stores as of January 29, 2022. Excludes three Company-operated temporary stores as of January 28, 2023 , four temporary stores as of October 29, 2022, and five Company-operated temporary stores as of January 29, 2022.
(3)This store count excludes one international third-party operated multi-brand outlet store as of each of January 28, 2023, October 29, 2022, and January 29, 2022